ASSET PURCHASE AGREEMENT


     AGREEMENT, (hereinafter, together with the Exhibits annexed hereto the "Agreement") made and entered into as of the 27th day of April, 1995, by and among TSI INTERNATIONAL, INC., a Minnesota corporation ("Purchaser"), and ALNOR INSTRUMENT COMPANY, a Delaware corporation, ("Seller") and ALNOR, INC., a Delaware corporation, which is the sole shareholder of Seller ("Alnor"), and Studsvik AB, a Swedish corporation which is the sole shareholder of Alnor ("Studsvik"); (hereinafter Alnor and Studsvik are sometimes collectively referred to as the "Shareholders").

                            RECITALS

     1. Seller is engaged in the business of designing, developing, manufacturing and selling various types of instruments and monitoring products, including but not limited to air flow, safety and monitoring products and indoor environment products. Seller's offices and manufacturing operations are located at a plant (the "Plant") located at 7555 North Linder Avenue, Skokie, Illinois 60077.

     2. Purchaser desires to purchase and acquire all the assets and business of Seller, and Seller is willing to sell said assets and business to Purchaser, upon the terms and conditions hereinafter set forth.

     3. Contemporaneously with the closing of the purchase provided for herein, Purchaser will acquire the stock of Alnor
AB, a wholly-owned subsidiary of Studsvik located in Uppsala, Sweden ("Alnor AB").

     NOW, THEREFORE, in consideration of the purchase and sale of the assets and of the premises and the mutual promises, covenants and conditions hereinafter set forth, Seller and Shareholders, jointly and severally, and Purchaser, hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

     As used herein, the following terms shall have the meanings set forth below, and where said meanings are intended, said terms shall be capitalized:

     1.1 "Business" shall mean Seller's business, including Seller's business of designing, developing, manufacturing and selling various types of sensors, transducers, measuring and/or controlling instruments and systems, including but not limited to temperature, humidity, dewpoint, pressure, velocity, airflow, safety parameters and other monitoring products.

     1.2 "Cash" shall mean all of Seller's cash and cash equivalents.

     1.3 "Inventory" shall mean all of Seller's inventory and supplies, including parts, supplies, raw materials, work in process, finished goods and goods held for sale to customers.

     1.4 "Receivables" shall mean Seller's accounts receivable arising from sales of merchandise or services to customers in the ordinary course of Seller's business.

     1.5 "Equipment" means all of Seller's tangible assets, other than the Inventory, including but not limited to furniture, machinery, equipment, tooling, leasehold improvements and fixtures, computers and the software utilized therewith, and vehicles, specifically including but not limited to the items listed on Exhibit A.

     1.6 "Real Estate" shall mean the real property on which the Plant is located, which is leased by Seller and more particularly described on Exhibit B attached hereto, including the buildings and improvements located thereon.

     1.7 "Contracts" shall mean all of Seller's right, title and interest in and to all contracts, commitments and agreements which relate to the Assets or the Business, all of which are listed on an Exhibit C attached hereto. Those Contracts which Purchaser elects to acquire as provided herein--which are intended to be the operating Contracts for the Business--are referred to as the "Acquired Contracts".

     1.8  "Orders" shall mean all Seller's orders from customers.
Exhibit D attached hereto lists all of Seller's Orders as of the date set forth on said Exhibit D.

     1.9 "Permits and Approvals" shall mean all licenses, permits, franchises, approvals and authorizations by governmental authorities or third parties held by Seller and/or needed for operation of the Business.

     1.10 "Books and Records" shall mean all of Seller's books and records relating to the Assets or the Business (other than Seller's tax returns) including without limitation, lists of customers and suppliers, and records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, mailing lists, distribution and customer lists, sales, purchasing and materials, and including any such records which are maintained on computer.

     1.11 "Plans" shall mean all plans, blueprints, designs, processes, computer programs and related documents, formulae, process sheets, drawings, instructions, machine manuals, any non-expired warranties and guarantees, and similar items used or required by Seller in its business, including, but not limited to, such items used in production of Products, and such items relating to equipment and its operation.

     1.12 "Products" shall mean the products, and all rights thereto, which are presently marketed by Seller, which have been marketed by Seller in the past and which are planned or under development by Seller. Exhibit E hereto lists the Products which are currently marketed by Seller. Said Exhibit also lists Products which were marketed in the past by Seller but which

Seller ceased to market within the past seven (7) years, Products under development and Products that are planned for development during the next three (3) years.

     1.13 "Intellectual Property Rights" shall mean all patents, copyrights, trademarks, trade names (including but not limited to "Alnor" and its variants), trade secrets, and know-how utilized by Seller or the Business, including but not limited to those items listed on Exhibit F attached hereto.

     1.14 "Goodwill" shall mean all goodwill, going concern value and similar assets of Seller.

     1.15 "Assets" shall mean all of the assets, properties and rights of Seller, including but not limited to the Cash, Receivables, Inventory, Equipment, Acquired Contracts, Orders, Permits and Approvals, Products, Books and Records, Plans, Intellectual Property Rights, the Business and Goodwill and including those assets shown as "Other Assets" on the Interim Statements, excluding only the Excluded Assets.

     1.16 "Excluded Assets and Liabilities" shall mean only the assets and liabilities listed on Exhibit G attached hereto.

     1.17 "Closing Date" shall mean the date on which the Closing hereunder is held. The Closing shall be held at 10:00 a.m., then current central daylight savings time, on May 1, 1995, or at such other time or date as the parties may mutually agree upon in writing, unless delayed by a party for failure to satisfy conditions precedent to said party's obligations hereunder, in which case Closing shall be held as soon as practicable after such conditions are satisfied.

     1.18 "Seller Statements" shall mean the balance sheets of Seller as of December 31, 1994, December 31, 1993, December 31, 1992, December 31, 1991, and December 31, 1990, and statements of income and retained earnings of the Seller for the fiscal years ending on said dates, reviewed by Gilson Labus & Silverman, certified public accountants, copies of which have been provided to Purchaser.

     1.19 "Interim Statements" shall mean the unaudited balance sheet of Seller as of March 31, 1995, (the "Interim Balance Sheet") and related unaudited statements of income and retained earnings of Seller for the fiscal period ending on said date, compiled by Seller, copies of which have been provided to Seller.

     1.20 "Liabilities" shall mean any indebtedness, claim, obligation or liability of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, or otherwise.

                           ARTICLE II
                        PURCHASE AND SALE

     2.1 Purchase Price. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase, the Assets, for an amount (the "Purchase Price") equal to $4,393,000.

     The parties agree that the Purchase Price shall be allocated among the Assets as specified on a document to be executed by the Parties at the closing. Exhibit H attached hereto sets forth the allocation which would be applied if the Interim Balance Sheet were the final Balance Sheet. The parties agree that the final allocation shall be prepared in a manner consistent with the allocation made on Exhibit H.

     Each of the parties hereto agrees to report this transaction consistently with such allocation, specifically including for income tax purposes.

     2.2 Minimum Book Value. Seller represents that the Closing Book Value, as defined below, of the Assets acquired less liabilities assumed by Purchaser as of the Closing Date shall be $3,000,000 or more. In the event that the Closing Book Value is determined to be less than $3,000,000, Seller shall, promptly after such determination, pay the amount of the difference to Purchaser, together with interest on said amount from the Closing Date at the rate of 9 percent per annum.

     For these purposes "Closing Book Value" shall mean the book value of the Assets acquired by Purchaser at closing less the book value of any liabilities assumed by Purchaser at closing under this Agreement. Said book values shall be determined in accordance with generally accepted accounting principles applied on a consistent basis. Intercompany receivables, except those from Alnor AB, are excluded assets.

     (a) Promptly on or after the Closing Date, Purchaser or its accountants shall carry out a normal closing of the books to determine Closing Book Value. As part of this, Purchaser and its accountants may do spot checks, samples and selected counts of inventory and check other items, including verifying cash balances, or Purchaser, at its sole election, shall determine whether there will be an audit to assure that Closing Book Value is greater than $3,000,000. If Purchaser chooses to proceed with an audit, the procedures set forth below shall apply. Such audit would be at Purchaser's expense.

     (b) If an audit of Closing Book Value is conducted, then Purchaser or its accountants shall prepare a balance sheet (the "Closing Balance Sheet") setting forth Closing Book Value, which balance sheet shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis and which shall fairly present the assets and liabilities included thereon. In conjunction with the preparation of the Closing

Balance Sheet, an inventory count shall be taken by Purchaser with representatives of Seller participating if desired by Seller, as soon as practicable after the full-scale audit is commenced. The inventory count thus taken shall be appropriately adjusted for inventory received and shipments made between the date of the Closing Date and the date on which the inventory count is taken. The valuation of the inventory included in said count shall be undertaken jointly by Seller and Purchaser at the Plant. Said valuation shall start promptly after the inventory count is taken and shall be completed as soon as possible. Purchaser will endeavor to have the Closing Balance Sheet completed no later than twenty (20) days after Closing. In the event that the Closing Balance Sheet is not completed within twenty (20) days after Closing, then any interest payment provided for under this Article 2.2 shall be suspended until said Closing Balance sheet is provided by Purchaser. Following completion of the Closing Balance Sheet, Purchaser and Seller shall have ten (10) days to review said Balance Sheet and all documents and information relevant to the preparation of or supporting said Balance Sheet. Following the completion of said ten-day period, the parties shall meet and determine whether they agree with the Closing Book Value as shown on such Balance Sheet. If the parties agree, the Closing Book Value shall be utilized to determine the payment, if any, required in accordance with this section. If the parties do not agree, then they shall, for a period of ten days negotiate in an effort to reach agreement as to the Closing Book Value.

     If unable to reach such agreement, the parties shall appoint an independent and qualified firm of certified public accountants to resolve any disputed items. A "Big 6" firm or other firm acceptable to both parties, which does not currently provide services, and has not within the preceding three years provided services to either of Purchaser or Seller shall be utilized. Purchase and Seller shall agree upon the firm to be utilized subject to the foregoing requirements. The firm which is selected shall thereupon attempt to resolve all disputed items within 30 days after said firm's selection and the recommendations made by said firm shall be final. The expenses charged by said firm shall be borne equally by Purchaser and Seller.

     2.3 Limited Assumption of Liabilities. Purchaser shall not assume or become liable for any Liabilities of Seller; except only that Purchaser shall be responsible for:

          (a) Obligations arising under Acquired Contracts designated on Exhibit C, but only with respect to actions and transactions occurring under said Acquired Contracts from and after the Closing Date (the "Post-Closing Contract Liabilities"); provided, however, that if consent to assignment of an Acquired Contract is required under the terms thereof, but such consent is not obtained, Purchaser shall have no responsibility for obligations not performable due to lack of such consent; provided, further, that if consent is not obtained, Purchaser and Seller shall endeavor to work together to perform the obligations under the Acquired Contract for which consent was not obtained by Purchaser performing such obligations on Seller's behalf and in Seller's name.

          (b) The operating liabilities specifically set forth on the Closing Balance Sheet, as finally determined pursuant to Section 2.2 above; provided, however, that (i) only liabilities in the indicated categories specified on Exhibit C- 1 attached hereto are to be assumed, (ii) no intercompany liabilities to Studsvik will be assumed, and (iii) in no event shall Purchaser be required to assume liabilities in an amount which exceeds, in any material respect, the amount of the operating liabilities shown on the Interim Balance Sheet.

          (c) Purchaser, at Closing, will extend offers of employment to Seller's employees, except that Purchaser shall not be required to extend offers of employment to Mr. Stephen Grover or to employees hired by Seller on or after January 1, 1995. A list of such excluded employees will be provided at Closing. It is understood that as a condition of extending employment to employees, Purchaser will require that the employees execute the forms of Confidentiality Agreement and Business Ethics Agreement which are required of substantially all of Purchaser's employees, but Purchaser shall not require this of those employees governed by the Union Agreement if this would violate such Agreement.

          (d) Seller shall be responsible for any and all Liabilities owed to its employees in connection with their employment by Seller, including but not limited to any termination payments, accrued vacation pay, unpaid wages, including those for the current period which includes the Closing Date, and otherwise; provided, however, that where Liabilities to employees (but not including any severance, termination, parachute or other special payments to Mr. Grover) are specifically reflected on the Closing Balance Sheet, as finally determined, Purchaser shall be responsible for such Liabilities. All such Liabilities of Seller to employees shall be satisfied, or arrangements for the satisfaction thereof acceptable to Purchaser shall be made, on or before the Closing Date.

          (e) Purchaser has no obligation with respect to Seller's warranty obligations for products sold by Seller before the Closing Date ("Seller's Warranty Obligations"), except that Purchaser shall perform warranty obligations in an amount up to one and a half times the normal annual warranty cost incurred by Seller (the "Warranty Cost"). The Warranty Cost shall be determined based on the average of the normal warranty cost incurred by Seller per year for the two-year period ending March 31, 1995. To the extent the amount of Seller's warranty obligations exceed the Warranty Cost, Purchaser, in order to preserve relationships with the customers, may perform such warranty obligations and charge the same to Seller. However, all warranty obligations in excess of the Warranty Cost are Seller's responsibility and must either be satisfied by Seller or satisfied by Purchaser with the costs for the same to be paid to Purchaser by Seller. If requested by Seller, Purchaser will provide warranty service on Seller's behalf at Purchaser's then standard cost for such service.

          (f) Purchaser shall have no liability, for the one year period starting with the month end nearest to the Closing Date, for returns of inventory or credits for returns of inventory sold to customers, including OEM customers of Seller, prior to the Closing Date, except that Purchaser will bear the cost of such returns in an amount up to one and one half times the normal annual cost incurred by Seller (the "Return Cost"). The Return Cost shall be determined based on the average of the normal Return Cost per year for the two year period ending March 31, 1995. For these purposes, Return Costs shall be equal to the net difference between the amount credited to the customer and the amount by which inventory is increased plus the cost of refurbishment, repair and any other direct costs involved in accomplishing the return. If the return is only for refurbishing and/or repair and not returned to inventory, then the Repair Cost is the cost of refurbishment, repair and any other direct cost involved in the process. Measurement of costs will be done on a consistent basis for all the periods involved. Notwithstanding the foregoing, Purchaser shall be liable for any such returns from customers which are initiated by Purchaser.

          (g)  In no event shall Purchaser have any
     liability for product liability or other liabilities of Seller (other than warranty obligations to the extent provided above) relating to products sold by Seller before the Closing Date.

Sellers shall satisfy all Liabilities not specifically assumed by Purchaser in accordance with the terms and conditions applicable thereto, where the nonsatisfaction of such Liabilities might have an adverse effect upon the Assets or Business acquired by Purchaser. Such Liabilities would include obligations to suppliers and any amounts owed to Tooling Holders, as defined in Section 6.12 hereof
(excluding, however, Liabilities specifically assumed by Purchaser hereunder).

     2.4 Indemnification against Non-Assumed Liabilities. Excepting solely the Liabilities specifically assumed by Purchaser under the preceding section, each of Seller and the Shareholders, jointly and severally, shall indemnify, defend and hold Purchaser harmless from and against all claims, demands, losses, expenses, and liabilities, including but not limited to reasonable attorneys' fees, arising in any fashion out of any non-assumed Liabilities of Seller.

     2.5 Non-Compete and Consulting. At the closing, Purchaser and Seller and the Shareholders shall enter into a Non-Compete Agreement in the form of Exhibit I attached hereto, pursuant to which each of Seller and the Shareholders and all subsidiaries and affiliates of Shareholders and Seller will agree not to compete with Purchaser for a period of five (5) years after the Closing. In return for said Agreement, Purchaser shall pay a total of $500,000, payable $300,000 to Studsvik and $200,000 to Seller. Said amounts are payable in full at Closing.

     At Closing, Purchaser and Seller also shall enter into a Consulting Agreement substantially in the form of Exhibit J attached hereto for consulting services during the first year after Closing. Said Consulting Agreement shall include the obligation of Seller to provide the services of Mr. Stephen Grover for not less than thirty (30) days during the first ninety
(90) days following the Closing Date. A total of $100,000 shall be payable under said Consulting Agreement, with said amount to be payable in full at Closing.

     2.6 Payment at Closing. The Purchase Price shall be paid as follows:

          (a)  By payment of $3,893,000 at Closing; and

          (b) By payment of $500,000 to American National Bank and Trust Co. of Chicago (the "Escrow Agent") to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement between the Escrow Agent, Purchaser and Seller in the form attached hereto as Exhibit K.

     The payment at Closing shall be made in the form of a cashiers or certified check or by wire transfer.

     All payments made hereunder are subject to the terms and conditions herein set forth, and will be made by Purchaser in reliance upon the representations, warranties, covenants and agreements contained herein.

     2.7 Accounts Receivable. During the 120 days following the Closing Date, Purchaser shall endeavor to collect the Receivables in the ordinary course of business. It is specifically understood that in endeavoring to collect such Receivables, Purchaser is not required to take any extraordinary actions or take any steps which are inappropriate as a matter of customer relations. If, at the end of said 120-day period, some of the Receivables remain uncollected, and the uncollected amount exceeds the reserve against Receivables reflected on the Closing Balance Sheet, as finally determined, then, promptly upon demand of Purchaser, Seller shall pay to Purchaser the amount by which the uncollected Receivables exceed said reserve. Upon receipt of said payment, Purchaser shall assign to Seller the uncollected Receivables, subject to Seller's choice of which Receivables are offset against reserves delivered at Closing. Seller shall then be free to pursue collection of the uncollected Receivables.

     2.8  Real Estate Matters.

     (a) To the extent available, including to the extent reasonably available from the landlord, Seller shall provide Purchaser copies of any title insurance policies or title insurance commitments which have been issued with respect to the Real Estate and of any surveys which have been made of the Real Estate.

     (b) Audit. As soon as practicable after the execution of this Agreement, Seller, at its sole expense, shall provide a currently dated phase one environmental audit ("Environmental Audit") of the Real Estate addressed to Purchaser. The Environmental Audit shall be prepared by a qualified third party environmental consultant selected by Seller and approved by Purchaser, and shall meet the guidelines for a Phase I Environmental Site Assessment Process established by the American Society for Testing and Materials. Purchaser's approval of the consultant will not be unreasonably withheld. The cost for such Environmental Audit (the phase one audit) shall not exceed $5,000. If the cost is in excess of such amount, Seller, at its option, can elect not to proceed with this transaction, unless Purchaser agrees to pay the excess cost or the parties reach another acceptable agreement regarding payment of such excess cost.

     If such Environmental Audit either (i) recommends that additional tests or investigations be performed and the same are not performed or (ii) reveals, or the additional tests or investigations reveal, matters which might constitute a breach of the warranties set forth in Section 6.11 hereof, and such matters or omissions are not cured or corrected at Seller's cost within thirty (30) days of notice from Purchaser, Purchaser, by written notice given to Seller may declare this Agreement null and void, in which event neither Purchaser nor Seller shall be liable for damages hereunder to the other.

     (c) If the provisions of Article 2.8(a) and (b), above, are not complied with, either Purchaser or Seller, by written notice to the other, may declare this Agreement null and void, in which event neither Purchaser nor Seller shall be liable for damages to the other.

     2.9 Prorations, Etc. Seller and Purchaser agree to the following prorations and allocation of costs in connection with this Agreement and the transactions contemplated hereby:

          (a) All amounts payable under the lease for the Real Estate, including the rent, real estate taxes and installments on special assessments, if any, in the year of closing shall be prorated between Seller and Purchaser as of the Date of Closing so that Seller pays that part of said amounts due and payable in the year of closing which is equal to a fraction which has as a denominator the number "365" and which has as a numerator a number equal to the number of days which have passed in the calendar year of closing to, and including, the Date of Closing, and so that Purchaser pays the remainder thereof.

          (b) All other operating costs of the Assets, such as but not limited to utilities, shall be allocated between Seller and Purchaser based upon the Date of Closing, such that Seller shall pay that portion of the operating costs pertaining to that period of time up to and including the Date of Closing, and Purchaser shall pay that portion of the operating costs from and after the actual Date of Closing. Prepaid license fees or permit fees, if any, relating to licenses or permits assigned to Purchaser as provided above shall be prorated and credited to Seller and paid for by Purchaser as of the Date of Closing.

Notwithstanding the foregoing, (i) if there is an item which under the proration rules set forth above will be Purchaser's responsibility to pay, but said item is reflected as an asset in the Closing Balance Sheet (meaning that Seller has already paid for such item), Purchaser shall not, to the extent the asset is so reflected, be required to pay for it again under this Section, and (ii) to the extent Seller is responsible to pay for an item under the foregoing prorations, but such item is reflected as a liability assumed by Purchaser on the Closing Balance Sheet, Seller shall not be required to pay for it under this Section.

                           ARTICLE III
                      DELIVERIES BY SELLER

     3.1 Seller's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries:

          (a) Bill of Sale, Assignments, certificates of title, and other instruments of conveyance reasonably requested by Purchaser;

          (b)  Assignments in recordable form of all
     registered Intellectual Property such as patents, registered trademarks or registered copyrights.

          (c) A current certified search dated no more than ten (10) days before the Closing Date showing all financing statements on file against the Assets, together with appropriate releases or termination statements for any security interests in the Assets, except to the extent waived by Purchaser;

          (d) Non-Compete duly executed by Seller and the Shareholders;

          (e)  Consulting Agreement duly executed by Seller;

          (f)  Assignments from Seller of all Seller's
     rights to Acquired Contracts and Consents to Assignment of the Lease and the Union Agreement from the other parties thereto;

          (g) A Non-Disturbance Agreement from all lenders who hold mortgages on the Real Estate, limited to the best efforts of the Seller to be in due course.

          (h) All other items or documents necessary or appropriate hereunder.

     3.2 Purchaser's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser shall make the following deliveries:

          (a) Payment of the Purchase Price payable at Closing, to Seller and to the Escrow Agent.

          (b)  Purchaser shall execute and deliver the
     Non-Compete Agreement and the Consulting Agreement.

          (c) All other items or documents necessary or appropriate hereunder.

     3.3 Post-Closing Search. Within ten (10) days after the Closing, Seller shall deliver a certified search current for all filings through the Closing Date, showing all financing statements on file against the Assets, together with appropriate releases or termination statements for any security interest in the Assets revealed by such search, except to the extent waived by Purchaser.

                           ARTICLE IV
                             CLOSING

     The Closing hereunder shall take place at the Law Offices Gerhard E. W. Kelter, Jr., 135 South LaSalle Street, Chicago, Illinois 60603 on the Closing Date, or at such other place as may be mutually agreed upon in writing by Purchaser and Seller.

                            ARTICLE V
                          INVESTIGATION

     From and after the date hereof and through the Closing Date, Seller shall afford to the officers and representatives of Purchaser free access to the properties and records of Seller in order that Purchaser may have full opportunity to make such investigation at reasonable times as it shall desire of the assets and of the affairs of Seller, and Seller shall provide to Purchaser reasonable assistance in the conduct of said investigation by Purchaser.

     Seller shall also provide Purchaser, originals or reproductions of plans and specifications for the building located on the Real Estate (to the extent the same exist and are accessible to Alnor), including any available "as built" drawings, maintenance records, licenses, permits, reports and certificates and such other items relating to the construction, operation or environmental assessment of the Real Estate as may be in the possession of Seller, all of such items being considered Plans as defined herein.

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES
                 OF THE SELLER AND SHAREHOLDERS

          Seller and Shareholders, jointly and severally, represent and warrant to Purchaser that, except as specifically set forth on Exhibit L annexed hereto, entitled Representations and Warranties: Exceptions and Disclosures, the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on said Date:

     6.1 Seller. Seller is a corporation duly organized and existing and in good standing under the laws of the state of Delaware and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted. Seller has full power and authority to sell, convey, assign, transfer and deliver the Assets as herein provided, and all corporate and other proceedings necessary to be taken by Seller in connection with the transactions provided for by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly executed and delivered by each of Seller and Shareholders and constitutes a valid and binding obligation of each of Seller and Shareholders enforceable in accordance with its terms.

     Seller is qualified to do business as a foreign corporation in all jurisdictions in which the nature of Seller's business, the location of its assets or other factors require it to be so qualified.

     Alnor is the only shareholder of Seller, and no other persons or entities hold stock or other equity interests in Seller. (At the Closing, there may be an additional minority shareholder or shareholders of Seller which shall be acceptable to Purchaser, provided that Purchaser is advised of the identity and holdings of said additional shareholder(s) before the Closing.) Studsvik is the only shareholder of Alnor, and no other persons or entities hold stock or other equity interests in Alnor. Seller does not have any subsidiaries, nor does it have any equity interest in any corporation, partnership, limited liability company, or other business entity.

     6.2 Title. Except as set forth on Exhibit L, Seller has good and marketable title to the Assets, free and clear of any mortgages, liens, security interests, pledges, easements or encumbrances of any kind or nature whatsoever. At the Closing, Seller will convey good and marketable title to the Assets to be sold hereunder, free and clear of any and all mortgages, liens, security interests, pledges, easements, or encumbrances of any kind or nature whatsoever.

     6.3 Financial Statements. The Seller Statements are true, complete and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. The Seller Statements fairly present the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller as of the dates indicated, and the results of operations of Seller for the periods then ended.

     6.4 Interim Statements. The Interim Statements are true, complete and correct, have been prepared in accordance with generally accepted accounting principles, consistently followed, and fairly and accurately present the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller as of the dates indicated and the results of operations of Seller for the periods then ended.

     6.5 Liabilities. As of the date of this Agreement, Seller is not subject to and does not have any Liabilities, (i) except as disclosed in the Interim Statement, (ii) except for such Liabilities as have arisen in the ordinary course of business of Seller since the date of said Interim Statement, none of which newly arisen Liabilities have a material adverse effect upon the Assets, Business, or Seller, its organization, properties or financial condition, and (iii) except for Liabilities which Purchaser will not become subject to or obligated to pay or satisfy under or in connection with this Agreement.

     6.6 Other Operations. Each of Seller and Shareholders does not have any divisions or other operations, nor do any subsidiaries or other affiliated (as defined by Article 5.2 of the Non-Compete Agreement, Exhibit I, attached hereto) or controlled corporations or entities of Seller or Shareholders have any divisions or operations, which produce products similar to those sold by Seller. It is affirmatively acknowledged that Shareholders operate Studsvik Instrument AB and Studsvik Eco & Safety AB.

     During the past four years, each of Seller and Shareholders, and any subsidiaries or affiliated or controlled entities of Seller or Shareholders, have not sold, transferred or otherwise disposed of companies, assets or businesses selling products which compete with the products produced by Seller, except for the sale of Alnor OY in Finland, Alnor Nuclear Corporation in the United States, and the discontinuance of operations of Alnor SA in France.

     6.7 Non-Breach, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and each of Shareholders will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation (including any "Contracts") to which Seller or each Shareholder is now a party or by which it or any of its properties or assets may be bound or affected, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

     6.8 Contracts. Except as listed in Exhibit C, Seller is not a party to any written or oral:

          (i) contract, agreement or understanding for the employment of any officer, consultant, director or employee;

          (ii) contract, agreement or understanding with any labor union;

          (iii) contract, agreement or understanding for $1,000 or more for the purchase of any materials, supplies or equipment;

          (iv) contract, agreement or understanding for $1,000 or more for the sale of products or performance of services;

          (v) license or franchise agreement, either as licensor or licensee or franchisor or franchisee, including any related to intellectual property, or distributor, dealership or sales agency contract, agreement or understanding;

          (vi) lease for real or personal property under which Seller is a lessor or lessee, or contract, agreement or understanding to purchase or sell real property or a material amount of personal property;

          (vii) pension, profit-sharing, bonus, deferred compensation, retirement, stock option, stock purchase, or other employee benefit plan (including any welfare benefit plans) in effect with respect to employees or others;

          (viii)    contract or agreement granting to any
     person the right to use any property or property right of Seller, or any property or property right of Shareholders, their subordinates or affiliates which relate to the Business, including any trademark or patent licensing agreement, contract or understanding;

          (ix) plan or contract or other arrangement providing for insurance for any officer, director or employee or member of their families;

          (x)  construction contract;

          (xi) contract or agreement containing covenants by Seller not to compete in any line of business or with any person;

          (xii) joint venture contract or partnership or arrangement or other agreement involving a sharing of profits; or

          (xiii)    contract or agreement relating to the
     borrowing or lending of money by Seller, providing for letters of credit, or providing for any mortgage, lien or security interest upon any of the Assets; or

          (xiv)     any guaranties or indemnifications by
     Seller, except for Seller's obligations resulting from the endorsement of checks deposited for collection;

          (xv) any contracts calling for payments by Seller in excess of $5,000;

          (xvi)     other material contract, agreement or
     understanding.

(The foregoing are referred to herein as "Contracts".)

     Seller has provided to Purchaser true, current, correct and complete copies of all of the Contracts, including all items specified in the preceding paragraph.

     Seller has performed all obligations required to be performed by it to date under, and Seller and each other party to each Contract is not in default under, each of the Contracts, all of which are in full force and effect. Upon request of Purchaser, Seller shall assign to Purchaser any or all of the Contracts. Except as stated on Exhibit C each of said Contracts are assignable without consent.

     6.9 Inventory. The Inventory reflected on the Interim Balance Sheet is valued in accordance with generally accepted accounting principles and has not been written up or down since the date of the Interim Balance Sheet. The cost of all such inventory is determined using the FIFO method, in accordance with generally accepted accounting principles.

     Except to the extent of reserves for excess and obsolete inventory reflected on the Closing Balance Sheet in accordance with generally accepted accounting principles, (a) the items of Inventory which will be sold to Purchaser hereunder will be in good condition, not obsolete, and usable or salable as part of the current lines being sold by Seller, and all raw materials, parts and work-in-process Inventories will be of a quality and quantity usable by Seller in the ordinary course of its business, and (b) the quantities of all finished goods, raw materials, parts and work in process Inventories to be acquired by Purchaser will be reasonable in relationship to the orders and the anticipated business for Seller.

     6.10 Equipment. Except as may be set forth on Exhibit L, all items included in the Equipment are located on the Real
Estate, and are in good condition and repair, ordinary wear and tear excepted.

     6.11 Real Estate.

          (a)  Seller's lease for the Real Estate (the
     "Lease") is in full force and effect and Seller and the Landlord thereunder are not in default under the Lease. Pursuant to said Lease, Seller holds a valid leasehold estate in the Real Estate, free and clear of all encumbrances, charges, easements, restrictions, rights and conditions, other than as reflected in Exhibit B.

          (b) Seller's present use of the Real Estate, and the other Assets located thereon, complies with all federal, state and local laws, regulations, zoning and other ordinances, and private restrictions which are applicable to the Real Estate and the other Assets located thereon.

          (c) To the best of Seller's knowledge, after reasonable investigation, there are no pending, proposed or threatened changes in any zoning ordinances which apply to the Real Estate. If Seller becomes aware of any pending, proposed or threatened zoning changes before closing, it will immediately notify Purchaser of such zoning changes.

          (d) Except as set forth in Exhibit L attached hereto, no condition exists and no activity has ever been conducted at the Real Estate (i) during the time period that Seller has leased the Real Estate, and (ii) to Seller's best knowledge prior to said time period, which has given rise to, or may give rise to, any liability under any applicable federal, state or local environmental protection, health, safety or similar law, statutory or common.

          (e) To the best of Seller's knowledge, after reasonable investigation, there are no public improvements (water, sewer, sidewalk, street, alley, curbing, etc.) or condemnation actions affecting the Real Estate or other Assets thereon which have been completed or are in progress and for which assessments may be levied after closing. Seller has no knowledge of any planned improvements which may result in assessments or condemnation actions. If Seller becomes aware of any planned improvements or condemnation actions before closing, it will immediately notify Purchaser of such planned improvements or condemnation actions.

          (f) All utilities, including but not limited to, telephone, city sewer, city water, electricity, gas and any other utilities necessary for the operations of the Assets, are available, connected and operational, and adequate for conducting the present operations of the Real Estate and the other Assets.

          (g) Except for the Lease, no portion of the Real Estate is the subject of any lease or leasehold interest contract or agreement for use of the Real Estate, except for about 500 square feet subleased (the "Sublease") to Studsvik under a sublease which Purchaser will permit to continue, subject to the requirements elsewhere set forth herein, for up to one year after the Closing Date at a rent of $400 per month plus directly related costs.

          (h) The Real Estate has direct legal access to, abuts, and is served by a publicly dedicated and maintained road. This road provides a valid means of ingress and egress to and from the Real Estate, sufficient for the present operation of the Real Estate and the Assets thereon.

          (i) To the best of Seller's knowledge, after reasonable investigation, the building, structures and improvements included in the Real Estate are in good condition and repair, ordinary wear and tear excepted, and there is no material defect or wear and tear to any such building, structure or improvement, or any other deterioration, damage or defect, which would prohibit or impair the continued use of such buildings, structures or improvements for the purposes for which they are now employed, or which would require any material expenditure for repair or replacement.

          (j) Any existing easements, including, but not limited to, those upon, above or below the Real Estate, will not interfere with the current use of the Real
     Estate and the Assets thereon.

          (k) There are no underground tanks on the Real Estate, nor are there any transformers, capacitors or other appliances in use or stored upon the Real Estate which contain PCB's. There is no urea-formaldehyde insulation and no friable asbestos on the Real Estate. Seller will advise Purchaser of the locations of asbestos on the Real Estate known to Seller. There is no hazardous substance or hazardous waste (hereinafter a "Hazardous Substance"), as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), or the Resource Conservation and Recovery Act of 1976 ("RCRA") or any other applicable federal, state or local environmental laws, statutes or regulations or as defined in 42 U.S.C. 3251, as amended, located anywhere in or on the Real Estate. No condition exists, and no activity has ever been conducted at the Real Estate which has given rise to, or may give rise to, any liability or obligation under any applicable federal, state or local environmental protection, health, safety, or similar law, whether statutory or common law provided, however, that any representation with regard to owners or occupiers prior to Seller is limited to Seller's best knowledge, after reasonable investigation.

          (l) Except in the ordinary course of its own business where Seller has complied with the legal requirements applicable thereto, Seller has not engaged in the business of generating, transporting, storing, treating or disposing of Hazardous Substances in or on the Real Estate; the Real Estate has not been used for the storing or disposal of waste or for storing or disposal of Hazardous Substances or during, or to the best of Seller's knowledge, after reasonable investigation, prior to, the period that Seller has been an occupier of the Real Estate; neither the Real Estate nor any of its various components contains, is composed of, or emits any hazardous, toxic, or contaminated chemicals, substances, materials or pollutants or other Hazardous Substances. Seller and Shareholders hereby agree, jointly and severally, to indemnify, save and hold Purchaser harmless from and against any and all liability which is the result of a release or threatened release of Hazardous Substances deposited, stored, disposed of, placed on or which otherwise came to be located on the Real Estate, or which is the result of the existence or emission of any hazardous, toxic or contaminated chemicals, substances, materials or pollutants or other Hazardous Substances in, on or from the Real Estate during, or to the best of Seller's knowledge, after reasonable investigation, prior to, the period of Seller's use or possession of the Real Estate.

          (m)  Seller is not a party to, and is not
     currently threatened with, any legal action or other proceeding before any court or administrative agency relating to or affecting the Real Estate or any portion thereof. Seller has not been charged with, and is not under investigation regarding any violation of any law or administrative regulation, federal, state or local concerning the Real Estate.

     6.12 Assets Complete, Etc. The Assets which will be acquired by Purchaser at Closing include (i) all Assets used in or necessary for the operation of the present Business, and (ii) except for assets leased under leases disclosed herein, except for inventory and supplies utilized in the ordinary course of business, and except non-material items of personal property owned by employees, all assets presently located at the Plant.
No tooling, fixtures or any manufacturing operation for any Products currently manufactured or serviced by Seller is located other than at the Plant, except that tooling is held by third parties who perform manufacturing operations for Seller as is specified on Exhibit L-1 attached hereto. The third parties holding the tooling (hereinafter the "Tooling Holders") have been paid all amounts owed to them, or will be paid such amounts on or before Closing, so that as of the Closing, no amounts will be owed to the Tooling Holders by Seller, except only for amounts owed to Tooling Holders included in the Liabilities specifically assumed by Purchaser and shown on the Closing Balance Sheet, as finally determined. There are no contracts, agreements, or understandings with the Tooling Holders except as referenced on Exhibit L-1. At the Closing, Seller will send notices to the Tooling Holders advising them that the Tooling is the property of Purchaser, and will take such other actions as may be reasonably required to give Purchaser ownership and control of the tooling held by the Tooling Holders.

     Seller does not lease or otherwise use any property owned by third parties in its operations, except as may occur under leases disclosed as Contracts hereunder.

     Since January 1, 1995, no assets of any kind used by the Seller or located at or on the Real Estate, have been removed, transferred or disposed of except for sales of inventory and utilization of supplies in the ordinary course of business of Seller.

     6.13 Litigation. There are no claims, actions, suits, proceedings or investigations (whether or not purportedly on behalf of Seller) pending or threatened against or affecting Seller, the Business or the Assets, at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date hereof; and Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

    6.14 Compliance with Laws. The Assets comply with, and to Seller's best knowledge, Seller's conduct of the Business has complied with, all applicable laws, regulations and orders applicable, including without limitation CERCLA, RCRA, MERLA, the Occupational Safety & Health Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Refuse Act, and that Seller has complied with the rules and regulations of the Nuclear Regulatory Commission (NRC) and the Illinois Department of Nuclear Safety (IDNS), and the present uses by Seller of the Assets do not violate any such laws, regulations and orders. Provided, however, that any representation nor warranty as it pertains to the NRC and IDNS, which might include money damages, and any claim which may result from such representation or warranty, is subrogated to Seller's rights under the Price Anderson Act.

Seller has used and presently uses limited quantities of nuclear materials in connection with its instrumentation and related activities, and from time to time in the past, Seller has developed and manufactured instrumentation for detection of radiation, which activities included having nuclear materials on site for purposes of calibration and related purposes. All such nuclear materials were handled in compliance with applicable laws.

     6.15 Intellectual Property. Exhibit L lists all service marks, patents, trademarks, trade names, trademark and trade name registrations, brand names, copyright registrations, all pending applications for any of the foregoing, and any other proprietary rights, inventions, trade secrets, or know-how or processes (hereinafter the foregoing are collectively referred to as "Intellectual Property") used in the Business, or owned by Seller, and any licenses granted by or to Seller, and any other agreements to which it is a party, which relate, in whole or in part, to Intellectual Property. Without limiting the generality of the foregoing, said Exhibit specifically lists any items of Intellectual Property which are owned by Shareholders or any subsidiaries or affiliates of Shareholder but which are used or utilizable in the Business. Said Exhibit further includes a brief description of the filing, registration or issuance dates of any such Intellectual Property. Seller owns or is licensed to use, all Intellectual Property used by it in the conduct of its business as currently conducted. The use by Seller of any such

Intellectual Property, and the conduct by Seller of its business, does not infringe on the rights of any third party, and no claim has been asserted to such effect or otherwise affecting any Intellectual Property of Seller. The Intellectual Property to be assigned, transferred or conveyed to Purchaser hereunder constitutes all the Intellectual Property used by Seller in the conduct of its business, or in connection with the Assets.

     6.16 Labor Controversies. There are no controversies pending or to the best knowledge of Seller, threatened, between Seller and (i) any union or (ii) any of Seller's employees. Seller is not currently subject to (i) any threats of strikes or work stoppages, or (ii) any organizational efforts or demands for collective bargaining or any union organization. Seller is in substantial compliance with applicable labor laws. Seller is not party to any collective bargaining agreements, other than that certain Labor Agreement dated December 1, 1993 (the "Union Agreement") between Seller and the Brotherhood of I.T.L. Production Employees (the "Union").

     Except as set forth on Exhibit L, during the two-year period preceding the date hereof, there have been no unfair labor practices alleged against Seller and no arbitrations under the Union Agreement.

     6.17 Pension and Profit Sharing Plans; Benefits. Seller has no pension or profit sharing plans which cover any of its employees, except as referenced on Exhibit L. In any event, Seller is not party to any defined benefit pension plans or any multi-employer plans, including but not limited to multi-employee plans involving the Union. All contributions required to be made or accrued prior to the Closing Date to any such plans shall have been paid prior to the Closing Date, or provisions satisfactory to Purchaser for such payment shall have been made.

     Exhibit L contains a complete list of all benefit plans and employee benefits provided by Seller to its employees including but not limited to any disability, medical, dental, workers compensation, health insurance, life insurance, vacation, benefits plans, incentive plans, fringe benefit plans and any other material plans, programs, agreements or arrangements which provide benefits to any current or former employee of Seller.

     Exhibit L also contains a listing of all Employees of Seller, together with their current compensation, including any bonuses or incentive compensation plans or arrangements. Except as set forth in said Exhibit, said compensation shall not be increased by Seller from and after the date hereof.

     All the accrued obligations of Seller, whether arising by operation of law, by contract or by past custom, for payments by it to trust or other funds or any governmental agency with respect to unemployment compensation benefits, social security benefits or any other benefits for employees of Seller shall have been paid prior to Closing or, if due after Closing, shall be paid when due under applicable laws, regulations, or provisions of benefit plans or policies as the case may be. All other accrued benefits, and all other reasonably anticipated obligations of Seller, whether arising by operation of law, by contract or by past custom, for holiday pay, bonuses or other forms of compensation or benefits which are and may become payable to employees of Seller shall be paid in accordance with the provisions of applicable laws, regulations, benefit plans or policies, as the case may be. In no event shall Purchaser assume or be responsible for past or future obligations of Seller to any employee, including any obligations to pay salary, benefits, severance pay, vacation pay or other benefits to any employee, regardless of whether such employees are hired by Purchaser, except only to the extent of liabilities for such payments specifically assumed by Purchaser and specified on the Closing Balance Sheet.

     6.18 Changes in Suppliers and Customers. Seller is not aware of any facts which indicate that any of the material customers of Seller intends to cease being a customer of Seller (or intends to not continue as customer with Purchaser after the Closing hereunder), nor is Seller aware of any facts which indicate that any material supplier to Seller intends to cease doing business with Seller, or to not do business with Purchaser after the Closing hereunder, whether as a result of the transactions contemplated hereby or otherwise.

     6.19 Conduct of Business. Since the ending date of the most recent Seller Statement and until the Closing Date, Seller has not and will not have:

          (i)  incurred any Liabilities (absolute or
     contingent), except for Liabilities disclosed in the Interim Statement, or in the Exhibits annexed hereto, and except for such Liabilities as have arisen in the ordinary course of business of Seller since the date of the Interim Statement, none of which newly arisen Liabilities have a material adverse effect upon Seller, the Assets, or Seller's organization, business, properties, or financial condition;

          (ii) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of the Assets, tangible or intangible;

          (iii)     sold or transferred any assets included
     in the Assets, other than sales of inventory or utilization of supplies in the ordinary course of business;

          (iv) sold, assigned or transferred any
     Intellectual Property, or other intangible assets of Seller or relating to the Assets or Seller's business, or included in the Assets;

          (v) suffered any extraordinary losses or waived any rights of substantial value relating to Seller's business or the Assets;

          (vi) suffered any damage, destruction or loss in excess of $1,000 per item to any Assets, whether or not covered by insurance;

          (vii)     entered into any transaction involving
     or relating to Seller's business or the Assets other than in the ordinary course of business;

          (viii) increased the compensation payable, or to become payable by Seller to any of its employees including, but not limited to, any bonus payment or deferred compensation other than in the ordinary course of business and as disclosed in Exhibit L;

          (ix) made or suffered any amendment or termination of any Contracts other than in the ordinary course of business;

          (x) increased any benefits to employees of Seller under pension, insurance or other employee benefit programs other than in the ordinary course of business;

          (xi) changed its methods of accounting in any respect;

          (xii)     acquired a significant portion of the
     assets or stock of any person or business entity; or

          (xiii)    suffered a termination of, or amended,
     any license or permit other than in the ordinary course of business, with no significant adverse effect on Seller or the Business.

     6.20 Employees. Seller is not aware that any employees of Seller intend to cease their employment with Seller, or to not accept employment with Purchaser (other than Mr. Stephen Grover) whether as a result of the transactions contemplated hereby or otherwise.

     6.21 Licenses and Permits. All licenses, permits, franchises, approvals and governmental authorizations required for Seller, its business, the Assets, or their operations, are listed on Exhibit L. No other licenses, permits, franchises, approvals or other governmental authorizations are required for Seller, the Business, the Assets or their operations as heretofore conducted by Seller. True, current, correct and complete copies of such licenses, permits, franchises, approvals, and governmental authorizations have been delivered by Seller to Purchaser. Seller has performed in all material respects all obligations required to be performed by it to date under, and is not in default under, any such licenses, permits, franchises, approvals, or governmental authorizations or the laws, regulations and requirements of the licensing and permit authorities. All such licenses, permits, franchises, approvals, and governmental authorizations are in full force and effect. Except as set forth on Exhibit L, all such licenses, permits, franchises, approvals, and governmental authorizations will be assigned to Purchaser at the Closing.

    6.22 Plans. To the best of Seller's knowledge subject to normal industry standards, the Plans relating to products produced by Seller are complete and of such quality that competent personnel by use of such Plans can produce, manufacture and assemble such products so that they meet the specifications and requirements applicable thereto.

     6.23 Suppliers. Exhibit L attached hereto lists all significant suppliers of products or services to Seller.

     6.24 Products and Warranties. Except as listed on Exhibit L, all products sold or leased by Seller during the last two years complied, and all finished goods included in Seller's inventory on the Closing Date will comply, with Seller's standard warranties applicable thereto and with all requirements in any applicable agreements of sale as to such products. True, complete and correct copies of Seller's standard warranties have been provided to Purchaser.

     The Products currently sold by Seller comply with the specifications applicable thereto, and there are no material defects in such Products.

     During the last two years, Seller has not had any product recalls or any other unusual expenses or problems associated with products sold by Seller (hereinafter "Product Events"). Seller will promptly advise Purchaser of any Product Events which occur from the date hereof through the Closing Date.

     6.25 Material Change. Since the date of the most recent Seller Statement there has been no material change in the condition, financial or otherwise, of Seller, Seller's business, or the Assets from that shown in said Statement, except changes occurring in the ordinary course of business, which changes have not materially adversely affected the Assets, or Seller's organization, business, properties or financial condition.

     To the best of Seller's knowledge, after reasonable investigation, no statute, order, judgment, writ, injunction, decree, permit, rule or regulation of any court or governmental or regulatory body has been adopted or entered, or is proposed to be adopted or entered, which may materially and adversely affect Seller, the Assets or the Business. To the best of Seller's knowledge, after reasonable investigation, there has been no event or occurrence affecting Seller, the Assets, or the Business which Seller reasonably expects will have a material adverse effect upon Seller's business, prospects or Assets.

     6.26 Disclosure. No representation or warranty made by Seller or Shareholders herein or in any agreements, certificates or documents delivered in connection with this Agreement contains any untrue statement of a material fact or, to Seller's best knowledge, omits to state a material fact necessary to make such representation or warranty not misleading.

                           ARTICLE VII
           REPRESENTATIONS AND WARRANTIES BY PURCHASER

     Purchaser represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on said date:

     7.1 Organization and Standing. Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota.

     7.2 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or affected, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body, or (c) conflict with or result in the breach of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Purchaser.

     7.3 Authority. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all corporate and other proceedings required to be taken by Purchaser in connection with this Agreement and the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement constitutes a valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

     7.4 SEC Filings. During the period from January 1, 1994 through the date hereof, TSI has filed with the Securities & Exchange Commission ("SEC") all reports and statements, including its Annual Report, its Quarterly Reports, and its Proxy Statement, which it was required to file with the SEC pursuant to the Securities & Exchange Act of 1934 (the "1934 Act"). None of such reports and statements filed by TSI with the SEC since January 1, 1994, when filed, contained any untrue statement of a material fact or to TSI's best knowledge, omitted to state a material fact required to be stated therein or necessary to make the statements made therein, under the circumstances under which they were made, not misleading.

     7.5 Purchaser covenants it will maintain Alnor AB at its present level of employment, or greater, for a period of three
(3) years from the date of this Agreement.

     7.6 Disclosure. No representation or warranty made by Purchaser herein or in any agreements, certificates or documents delivered in connection with this Agreement contains any untrue statement of a material fact or, to Purchaser's best knowledge, omits to state a material fact necessary to make such representation or warranty not misleading.

                          ARTICLE VIII
                            COVENANTS

     8.1 Action by Seller. Seller will not take or permit to be taken any action or do or permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement, or which would cause any of the representations and warranties of Seller to be untrue as of the Closing Date or any time thereafter.

     8.2 Fees. Each party shall pay all fees and disbursements of counsel and accountants for said party arising in connection with this Agreement and the transactions contemplated hereby.

     8.3 Further Assurances. On the Closing Date, and from time to time thereafter, at the request of Purchaser, Seller will execute and deliver to Purchaser all such assignments, endorsements and other documents, and take such other action as Purchaser may reasonably request in order more effectively to transfer and assign to Purchaser the Assets transferred to Purchaser pursuant to this Agreement, to confirm the title of Purchaser thereto and to assist Purchaser in exercising its rights with respect thereto and under this Agreement.

     8.4 Non-Compete Agreement; Consulting Agreement. At the Closing, Purchaser and Seller shall enter into the Non-Compete Agreement in the form of Exhibit G annexed hereto. At the Closing, Purchaser and Seller shall enter into a Consulting Agreement in the form of Exhibit H attached hereto.

     8.5  Alnor AB.  At or contemporaneously with the Closing,
Purchaser shall, and Sellers and Shareholders agree that Studsvik shall close the Stock Purchase Agreement providing for the acquisition of the stock of Alnor AB.

     8.6 Consents to Assignment. Seller shall use its best efforts to obtain consents to assignment of all Acquired
Contracts.

     8.7 Change of Name. Promptly after the Closing, each of Seller and Alnor will change their names so that the names do not include, nor do they bear any significant resemblance to, "Alnor." From and after the Closing Date, no other Affiliates (as defined in the Non-Compete Agreement, Exhibit I hereto) of Seller or Shareholder will have "Alnor" or a name which bears any significant resemblance to "Alnor" in their name.

     8.8 The Sublease. Seller and Shareholders warrant that none of the items located at, and none of the activities conducted at the space leased pursuant to the Sublease will be harmful, dangerous, or in violation of law. Seller and Shareholders jointly and severally agree to indemnify, save and hold Purchaser harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses arising out of or in connection with the Sublease, and waive, release and forgive any claim that they may have against Purchaser for any loss or other damage that may occur to property held in the space subject to the Sublease. In this connection, it is understood that Seller and Shareholders will look solely to the insurance, if any, that they may carry against any loss or damage and will require that any such insurers waive any rights of subrogation against Purchaser.

                           ARTICLE IX
                      NO BROKERS OR FINDERS

     Seller and Purchaser represent and warrant to each other that each did not directly or indirectly engage any person, corporation or partnership to bring about the consummation of the transactions contemplated herein, and, that no person, corporation or partnership is entitled to a broker's commission, finder's fee or any similar compensation upon the consummation of the transactions contemplated herein, except that Purchaser utilized the services of Enterprise Investments, Inc., and

Purchaser agrees that it shall be responsible for any fees owed to Enterprise Investments, Inc. If this representation and warranty is breached by either Seller or Purchaser, the breaching party shall indemnify and hold harmless the other party from any and all claims, demands, liabilities and obligations (and any and all expenses and costs incurred in connection with or in defending against the same), which may arise due to any third party's claim as a broker or finder.

                            ARTICLE X
                CONDITIONS PRECEDENT OF PURCHASER

     The obligations of Purchaser hereunder are subject to the conditions that, on or before the Closing Date:

     10.1 Representations and Warranties True at Closing. The representations and warranties of Seller and Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     10.2 Compliance with the Agreement. Seller and Shareholders shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     10.3 Seller's Certificate.  Seller shall deliver to
Purchaser a certificate of an officer of Seller and of Shareholders dated the Closing Date, certifying in such detail as Purchaser may request to the fulfillment of the conditions specified in sections 10.1 and 10.2.

     10.4 Deliveries. The documents required under Article III hereof shall be tendered by Seller for delivery to Purchaser at the Closing.

     10.5 Opinion of Seller's Counsel. Purchaser shall have received an opinion of counsel to Seller, dated the Closing Date, substantially in the form of Exhibit M hereto.

     10.6 Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     10.7 Casualty. Prior to the Closing Date, the business and the Assets of Seller, or any portion thereof, shall not have been adversely affected in any material way as a result of any fire, accident, flood or other casualty or act of God or the public enemy.

     10.8 Adverse Development. There shall have been no developments in the business of Seller, or in the Assets, between the date of the Interim Statement and the Closing Date which would have a materially adverse effect on Seller's business or the Assets.

     10.9 Non-Compete Agreement.  The Non-Compete Agreement
(Exhibit I) shall have been executed and delivered by Seller and Shareholders to Purchaser.

     10.10     Consulting Agreement.  The Consulting Agreement
(Exhibit J) shall have been executed and delivered by Seller to Purchaser.

     10.11 Union. Provided that Purchaser has offered employment on terms and conditions reasonably equivalent to those offered by Seller, Purchaser shall have reached an agreement or arrangement satisfactory to Purchaser with the Union.

     10.12 Lease and Real Estate. All requirements relating to the Lease and Real Estate shall have been satisfied.

     10.13 Investigations. Purchaser shall be satisfied with the results of its legal, accounting, business, environmental and other due diligence review of Seller's business and the Assets.

     10.14     Satisfaction of Liabilities.  On or before
Closing, Seller shall provide evidence to Purchaser that Seller has satisfied, or made acceptable arrangements to satisfy its obligations as addressed in Section 2.3 hereof.

     10.15     Board Approval.  This Agreement and the
transactions contemplated hereby shall have been approved by Purchaser's Board and by the Board of Purchaser's parent company, TSI Incorporated.

                           ARTICLE XI
               CONDITIONS PRECEDENT OF THE SELLER

     The obligations of the Seller hereunder are subject to the conditions that, on or before the Closing Date:

     11.1 Representations and Warranties True at Closing. The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     11.2 Purchaser's Compliance with the Agreement. Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     11.3 Officers' Certificate. Purchaser shall deliver to the Seller a certificate of an officer or authorized signer of Purchaser, dated the Closing Date, certifying in such detail as the Seller may request to the fulfillment of the conditions specified in sections 11.1 and 11.2.

     11.4 Injunction. There shall be no effective injunction, restraining order or order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement, or any of the transactions provided for herein, not be consummated as herein provided.

     11.5 Purchaser's Insurance. Purchaser shall deliver to the Seller a certificate of product liability insurance and proof said insurance is an occurrence based policy in full force and as of the Closing Date and covers Seller's products acquired under this Agreement.

                           ARTICLE XII
                         INDEMNIFICATION

     12.1 Indemnification. Seller and Shareholders hereby agree that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, each of Seller and the Shareholders, jointly and severally, will indemnify, save and hold Purchaser harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to Purchaser the amount of damages suffered thereby together with any amount which it may pay or become obligated to pay on account of:

          (a) the breach or inaccuracy of any warranty or representation by Seller or Shareholders herein or any misstatement of a fact or facts herein made by the Seller or Shareholders;

          (b) any failure of the Seller or Shareholders to perform or observe any term, provision, covenant or condition hereunder on the part of any of them to be performed or observed;

          (c) any act performed, transaction entered into, or state of facts suffered to exist by Seller or Shareholders in violation of the terms of this Agreement;

          (d) all Liabilities of Seller, or the Business, arising before the Closing Date, except for liabilities specifically assumed by Purchaser hereunder; and

     In the event of any claim by Purchaser under this Section 12.1, Purchaser shall be entitled to exercise all remedies provided by law and/or equity with respect thereto; in addition Purchaser shall be entitled to offset the amount of such claim against any amounts due Seller or any of Shareholders.

     12.2 Time Limit. Each of the covenants, representations and warranties made by the Company and the Shareholders in this Agreement shall survive for a period of three (3) years after the Closing Date; provided, however, that the representations and warranties made in Section 6.2 shall survive for five (5) years, and that those made in Sections 6.11(d), (k) and (l), Section
6.14 and the covenant in Section 8.3, shall survive for seven (7) years after the Closing Date. After the expiration date of any covenants, representations and warranties, no claim for indemnification based on such covenants, representations or warranties may be asserted, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.

     12.3 Limitation on Indemnity. Notwithstanding any previous language to the contrary, the obligation of Seller and Shareholders under this Agreement shall be limited to the Purchase Price for any and all claims except claims related to product liability, liability arising out of Section 6.14 and liability for taxes found due and payable.

                          ARTICLE XIII
             NATURE AND SURVIVAL OF REPRESENTATIONS

     All statements contained in any documents, certificates or other instruments delivered by or on behalf of Seller or Purchaser pursuant to this Agreement or in connection with the trans- actions contemplated hereby shall be deemed representations and warranties by Seller or Purchaser hereunder. Subject to the limitations in Section 12.2, all representations and warranties and agreements made by Seller or Purchaser in this Agreement or in any documents, certificates, or other instruments delivered pursuant hereto shall survive the Closing hereunder (and any investigation at any time made by or on behalf of Seller or Purchaser).

                           ARTICLE XIV
                             NOTICES

     All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first-class postage prepaid:

                    (a)       To the Seller or Shareholders:

                    Studsvik AB
                    c/o Law Offices Gerhard E. W. Kelter, Jr.
                    135 South LaSalle Street, Suite 1905
                    Chicago, IL  60603

               with a copy thereof to:

                    Patrick J. Kronenwetter
                    c/o Law Offices Gerhard E. W. Kelter, Jr.
                    135 South LaSalle Street, Suite 1905
                    Chicago, IL  60603

                    (b)       To Purchaser:


TSI Incorporated
                    P.O. Box 64394
                    500 Cardigan Road
                    St. Paul, MN  55164
                    Attention:  Lowell Nystrom

                              with a copy thereof to:

                    John E. Brower
                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                    3400 City Center
                    33 South Sixth Street
                    Minneapolis, MN  55402

or to such other address or to such other person as Purchaser or Seller shall have last designated by notice to the other.

                           ARTICLE XV
                          MODIFICATION

     This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

                           ARTICLE XVI
                            EXPENSES

     Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

                          ARTICLE XVII
                           ASSIGNMENT

     This Agreement shall not be assignable by any party hereto without the prior written consent of the other party.

                          ARTICLE XVIII
                     ILLINOIS LAW TO GOVERN

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

                           ARTICLE XIX
                          COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                           ARTICLE XX
                            HEADINGS

     The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. Reference to numbered "articles," "sections," "paragraphs" and "subparagraphs," and to lettered "Exhibits" refer to articles, sections, paragraphs and subparagraphs of this Agreement and Exhibits annexed thereto.

                           ARTICLE XXI
                   ACCESS TO BOOKS AND RECORDS

     Under the terms of this Agreement, Purchaser is receiving some of the books and records which relate to Seller's business relating to the Assets, while Seller is retaining other records. Each party agrees that for a period of three (3) years from the Closing Date, or longer if required by applicable tax or governmental authorities, said party shall preserve any books and records relating to the Assets and the related business, and that during such period it will afford to the other party access to all such books and records at reasonable business hours and upon reasonable notice. After the termination of said three-year period each party shall be free to dispose of any such records in such form as it pleases, unless the other party has requested said records. If the other party has made such a request, the party receiving the request either shall give to the requesting party the originals or copies of such records, or may retain such records subject to the requesting party's continuing right to inspect the same.

                          ARTICLE XXII
                           ARBITRATION

     Any controversy, claim or dispute arising out of this Agreement, the agreements and documents executed in connection herewith, or the actions contemplated by this Agreement and said agreements and documents shall be settled by binding arbitration in the County of Cook, in the State of Illinois, in accordance with the rules and procedures then obtaining of the American Arbitration Association. The award by the arbitrator shall be enforceable in any court having jurisdiction. Any award shall be a conclusive determination of the matter and shall be binding upon the parties and shall not be contested by any of them.

                          ARTICLE XXIII
                   JOINT AND SEVERAL LIABILITY

     All agreements, covenants, representations, warranties and obligations of Seller and Shareholders hereunder shall be joint and several obligations of Seller and Shareholders.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



PURCHASER:
TSI INTERNATIONAL, INC.
By /s/ LOWELL D. NYSTROM
Its  V. President

SELLER:
ALNOR INSTRUMENT COMPANY
By /s/ STEPHEN F. GROVER
Its  President

SHAREHOLDERS:
ALNOR, INC.
By /s/ STEPHEN F. GROVER
Its  President

STUDSVIK AB
By /s/ JERRY ERICSSON
Its  V. President